Exhibit 4.3

ANNEX A

LINCOLN EDUCATIONAL SERVICES CORPORATION
AMENDED AND RESTATED
2005 LONG-TERM INCENTIVE PLAN

1.	Purposes of the Plan

The purpose of the Plan is to provide an incentive to certain officers, employees and consultants of the Company and its Subsidiaries to increase their interest in the Company’s success by offering them an opportunity to obtain a proprietary interest in the Company through the grant of equity-based awards.

2.	Definitions and Rules of Construction

(a)           Definitions.  For purposes of the Plan, the following capitalized words shall have the meanings set forth below:

“Award” means an Option, Restricted Share, Restricted Share Unit, Performance Share Unit, Stock Appreciation Right or Other Award granted by the Committee pursuant to the terms of the Plan.

“Award Document” means an agreement, certificate or other type or form of document or documentation approved by the Committee which sets forth the terms and conditions of an Award.  An Award Document may be in written, electronic or other media, may be limited to a notation on the books and records of the Company and, unless the Committee requires otherwise, need not be signed by a representative of the Company or a Participant.

“Board” means the Board of Directors of the Company.

“CEO” means the Chief Executive Officer of the Company.

“Code” means the Internal Revenue Code of 1986, as amended and the applicable rulings and regulations thereunder.

“Committee” means the Compensation Committee of the Board or such other committee appointed by the Board to administer the Plan which committee shall meet the requirements of Section 162(m) of the Code, Section 16(b) of the Exchange Act and the applicable rules of the NASDAQ Stock Market; provided, however, that, if any Committee member is found not to have met the qualification requirements of Section 162(m) of the Code and Section 16(b) of the Exchange Act, any actions taken or Awards granted by the Committee shall not be invalidated by such failure to so qualify.

“Common Stock” means the common stock of the Company, no par value per share, or such other class of shares or other securities as may be applicable under Section 13(b) of the Plan.

“Company” means Lincoln Educational Services Corporation or any successor to substantially all of its business.

“EBITDA” means earnings before interest, taxes, depreciation and amortization.

“EBITA” means the Company’s earnings before interest, taxes and amortization.

“Effective Date” means the date in 2011 on which the Plan (as amended and restated) is approved by the stockholders of the Company.

“Eligible Individual” means an individual described in Section 4(a) of the Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” means (i) if the Common Stock is listed on a securities exchange or is traded over the NASDAQ Stock Market, the closing sales price on such exchange or over such system on such date or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported, or (ii) if the Common Stock is not listed on a securities exchange or traded over the NASDAQ Stock Market, the mean between the bid and offered prices as quoted by the NASDAQ Stock Market for such date, provided that if it is determined that the fair market value is not properly reflected by such NASDAQ Stock Market quotations, Fair Market Value shall be determined by such other method as the Committee determines in good faith to be reasonable.

“Incentive Stock Option” means an Option that is intended to comply with the requirements of Section 422 of the Code or any successor provision thereto.

“Nonqualified Stock Option” means an Option that is not intended to comply with the requirements of Section 422 of the Code or any successor provision thereto.

“Option” means an Incentive Stock Option or Nonqualified Stock Option granted pursuant to Section 7 of the Plan.

“Other Award” means any form of Award other than an Option, Restricted Share, Restricted Share Unit, Performance Share Unit or Stock Appreciation Right granted pursuant to Section 11 of the Plan.

“Participant” means an Eligible Individual who has been granted an Award under the Plan.

“Performance Period” means the period established by the Committee and set forth in the applicable Award Document over which Performance Targets are measured.

“Performance Share Unit” means a right to receive a Target Number of shares of Common Stock (or cash, if applicable) payable at the end of a Performance Period, subject to the achievement of the applicable Performance Targets, granted pursuant to Section 9 of the Plan.

“Performance Target” means the targets established by the Committee from among the performance criteria set forth in Section 6(f) and set forth in the applicable Award Document.

“Permitted Transferee”  means (i) a charitable institution, (ii) a Participant's family member, (iii) one or more trusts established in whole or in part for the benefit of one or more of such family members, (iv) one or more entities which are beneficially owned in whole or in part by one or more such family members, or (v) any other individual or entity permitted under law and the rules of NASDAQ Stock Market or any other exchange that lists the applicable Award.

“Plan” means the Lincoln Educational Services Corporation Amended and Restated 2005 Long-Term Incentive Plan as described herein.

“Plan Limit” means the maximum aggregate number of shares that may be issued for all purposes under the Plan as set forth in Section 5(a) of the Plan.

“Prior Plan” means the Lincoln Technical Institute Management Stock Option Plan.

“Restricted Share” means one or more Restricted Shares granted or sold pursuant to Section 1(a) of the Plan.

“Restricted Share Unit” means a right to receive a share of Common Stock (or cash, if applicable) in the future, subject to time vesting and the Participant’s continued employment with the Company, granted pursuant to Section 8(b) of the Plan.

“Stock Appreciation Right” means a right to receive all or some portion of the appreciation on shares of Common Stock granted pursuant to Section 10 of the Plan.

“Subsidiary” means (i) a corporation or other entity with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body, or (ii) any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Plan.  For purposes of determining eligibility for the grant of Incentive Stock Options under the Plan, the term “Subsidiary” shall be defined in the manner required by Section 424(f) of the Code.

“Target Number” means the target number of shares of Common Stock or cash value established by the Committee and set forth in the applicable Award Document.

(b)           Rules of Construction.  The masculine pronoun shall be deemed to include the feminine pronoun and the singular form of a word shall be deemed to include the plural form, unless the context requires otherwise.  Unless the text indicates otherwise, references to sections are to sections of the Plan.

3.	Administration

(a)           Committee.  The Plan shall be administered by the Committee, which shall have full power and authority, subject to the express provisions hereof, to:

(i)            select the Participants from the Eligible Individuals;

(ii)           grant Awards in accordance with the Plan;

(iii)          determine the number of shares of Common Stock subject to each Award or the cash amount payable in connection with an Award;

(iv)          determine the terms and conditions of each Award, including, without limitation, those related to term, vesting, forfeiture, payment, settlement, exercisability, Performance Periods, Performance Targets, Target Numbers, and the effect, if any, of a Participant’s termination of employment with the Company or any of its Subsidiaries or a change in control or similar transaction of the Company;

(v)           subject to Section 16 of the Plan, to amend the terms and conditions of an Award after the granting thereof;

(vi)          specify and approve the provisions of the Award Documents delivered to Participants in connection with their Awards;

(vii)         construe and interpret any Award Document delivered under the Plan;

(viii)        prescribe, amend, waive and rescind rules and procedures relating to the Plan;

(ix)           make factual determinations in connection with the administration or interpretation of the Plan;

(x)            employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any opinion or computation received therefrom;

(xi)           vary the terms of Awards to take account of tax, securities law and other regulatory requirements of foreign jurisdictions or to procure favorable tax treatment for Participants; and

(xii)          correct any defects, supply any omission or reconcile any inconsistency in any Award Document or the Plan; and

(xiii)         make all other determinations and take any other action desirable or necessary to interpret, construe or implement properly the provisions of the Plan or any Award Document.

(b)           Plan Construction and Interpretation.  The Committee shall have full power and authority, subject to the express provisions hereof, to construe and interpret the Plan.

(c)           Determinations of Committee Final and Binding.  All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be made in the Committee’s sole discretion and shall be final, binding and conclusive for all purposes and upon all persons interested herein.

(d)           Delegation of Authority.  To the extent not prohibited by applicable laws, rules and regulations, the Committee may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or subcommittees thereof or other persons or groups of persons as it deems necessary, appropriate or advisable under such conditions or limitations as it may set at the time of such delegation or thereafter; provided, however, that the Committee may not delegate its authority (i) to make Awards to employees (A) who are subject on the date of the Award to the reporting rules under Section 16(a) of the Exchange Act, (B) whose compensation for such fiscal year may be subject to the limit on deductible compensation pursuant to Section 162(m) of the Code or (ii) pursuant to Section 17(d) of the Plan.  For purposes of the Plan, reference to the Committee shall be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority pursuant to this Section 3(d).

(e)           Liability of Committee.  Subject to applicable laws, rules and regulations:  (i) no member of the Board or Committee (or its delegates) shall be liable for any good faith action or determination made in connection with the operation, administration or interpretation of the Plan and (ii) the members of the Board or the Committee (and its delegates) shall be entitled to indemnification and reimbursement in the manner provided in the Company’s Certificate of Incorporation as it may be amended from time to time.  In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon information and advice furnished by the Company’s officers, the Company’s accountants, the Company’s counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such advice.

(f)           Action by the Board.  Anything in the Plan to the contrary notwithstanding, subject to applicable laws, rules and regulations, any authority or responsibility that, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board.

4.	Eligibility

(a)           Eligible Individuals.  Awards may be granted to officers, employees, directors, consultants, advisers and independent contractors of the Company or any of its Subsidiaries; provided, however, that only employees of the Company or a parent or Subsidiary may be granted Incentive Stock Options.  The Committee shall have the authority to select the persons to whom Awards may be granted and to determine the type, number and terms of Awards to be granted to each such Participant.  Under the Plan, references to “employment” or “employed” include the engagement of Participants who are consultants, advisors and independent contractors of the Company or its Subsidiaries and the service of Participants who are Non-Employee Directors, except for purposes of determining eligibility to be granted Incentive Stock Options.

(b)           Grants to Participants.  The Committee shall have no obligation to grant any Eligible Individual an Award or to designate an Eligible Individual as a Participant solely by reason of such Eligible Individual having received a prior Award or having been previously designated as a Participant.  The Committee may grant more than one Award to a Participant and may designate an Eligible Individual as a Participant for overlapping periods of time.

5.	Common Stock Subject to the Plan

(a)           Plan Limit.  Subject to Section 13(b), the maximum number of shares of Common Stock that may be awarded for all purposes under the Plan shall be the aggregate of 2.3 million shares of Common Stock, plus any shares of Common Stock that are available for issuance under the Prior Plan.  Shares of Common Stock issued pursuant to Awards under the Plan may be either authorized and unissued shares of Common Stock or shares of Common Stock held by the Company in its treasury, or a combination thereof.  All of the shares of Common Stock available under the Plan may be issued as Incentive Stock Options.

(b)           Rules Applicable to Determining Shares Available for Issuance.  For purposes of determining the number of  shares of Common Stock that remain available for issuance under the Plan:

(i)            the number of shares of Common Stock corresponding to Awards under the Plan or the Prior Plan that are forfeited or cancelled or otherwise expire for any reason without having been exercised or settled;

(ii)           the number of shares corresponding to Awards that are settled through the issuance of consideration other than shares (including, without limitation, cash);

(iii)          the number of shares of Common Stock tendered by a Participant or withheld by the Company to pay the exercise price of an Award; and

(iv)          the number of shares of Common Stock tendered by a Participant or withheld by the Company to satisfy a Participant’s tax withholding obligations in connection with the vesting, settlement or exercise of an Award shall be added back to the Plan Limit and again be available for the grant of Awards; provided, however, that this provision shall not be applicable with respect to (A) the cancellation of a Stock Appreciation Right granted in tandem with an Option upon the exercise of the Option or (B) the cancellation of an Option granted in tandem with a Stock Appreciation Right upon the exercise of the Stock Appreciation.

(c)           Special Limits.  Anything to the contrary in Section 5(a) above notwithstanding, but subject to Section 13(b), the following special limits shall apply to shares of Common Stock available for Awards under the Plan:

(i)            the maximum number of shares of Common Stock that may be subject to Options or Stock Appreciation Rights granted to any Eligible Individual in any calendar year shall equal 300,000 shares;

(ii)           the maximum amount of Awards (other than those Awards set forth in Section 5(c)(i)) that may be awarded to any Eligible Individual in any calendar year is $5,000,000 measured as of the date of grant (with respect to Awards denominated in cash) or 300,000 shares measured as of the date of grant (with respect to Awards denominated in shares).

6.	Awards in General

(a)           Types of Awards.  Awards under the Plan may consist of Options, Restricted Shares, Restricted Share Units, Performance Share Units, Stock Appreciation Rights and Other Awards.  Any Award described in Sections 7 through 11 of the Plan may be granted singly or in combination or tandem with any other Awards, as the Committee may determine.  Awards under the Plan may be made in combination with, in replacement of, or as alternatives to awards or rights under any other compensation or benefit plan of the Company, including the plan of any acquired entity.

(b)           Terms Set Forth in Award Document.  The terms and conditions of each Award shall be set forth in an Award Document in a form approved by the Committee for such Award, which shall contain terms and conditions not inconsistent with the Plan.  Notwithstanding the foregoing but subject to Section 6(c) below, the Committee may, in its sole discretion, accelerate (i) the vesting or payment of any Award, (ii) the lapse of restrictions on any Award or (iii) the date on which any Award first becomes exercisable.  The terms of Awards may vary among Participants and the Plan does not impose upon the Committee any requirement to make Awards subject to uniform terms.  Accordingly, the terms of individual Award Documents may vary.

(c)           Termination of Employment.  (i)  In connection with a Participant’s termination of employment with the Company or any of its Subsidiaries, the Committee shall have full authority and discretion to accelerate the vesting, exercisability or settlement of, eliminate the restrictions and conditions applicable to, or extend the post-termination exercise period of an outstanding Award, which provisions may be specified in the applicable Award Document or determined at a subsequent time; provided, however, that if a Participant’s termination of employment with the Company or any of its Subsidiaries is for “cause” (as such term is defined in the Award Document) or if the Committee fails to take any action to the contrary, any unexercised Stock Options, whether vested or not, and any unvested Restricted Share Units, Performance Share Units, Stock Appreciation Rights or Other Awards granted to such Participant under this Plan shall lapse and become void as of the date of such termination.  The employment of a Participant shall not be deemed to have terminated if such Participant is transferred among the Company and any of its Subsidiaries.

(d)           Change in Control Transactions.  In connection with a merger, consolidation, liquidation, dissolution, sale of substantially all of the assets or other change in control transaction of the Company, the Committee shall have full authority and discretion to determine the effect, if any, of such event on the vesting, exercisability, settlement, payment or lapse of restrictions applicable to an Award, which effect may be specified in the applicable Award Document or determined at a subsequent time.  Subject to applicable laws, such actions may include, without limitation:  (A) providing for the acceleration of any vesting conditions relating to the exercise or settlement of an Award or that an Award shall terminate or expire unless exercised or settled in full on or before a date fixed by the Committee; (B) modifying the Award to reflect the transaction; (C) causing the Awards then outstanding to be assumed, or new rights substituted therefore, by the surviving corporation in such transaction; or (D) permitting or requiring Participants to surrender outstanding Options and Stock Appreciation Rights in exchange for a cash payment equal to the difference between the highest price paid for a Share in the transaction and the Exercise Price of the Award.

(e)           Dividends and Dividend Equivalents.  The Committee may provide Participants with the right to receive dividends or payments equivalent to dividends or interest with respect to an outstanding Award, which payments can either be paid currently or deemed to have been reinvested in shares of Common Stock, and can be made in shares of Common Stock, cash or a combination thereof, as the Committee shall determine; provided, however, that the terms of any reinvestment of dividends must comply with all applicable laws, rules and regulations, including, without limitation, Section 409A of the Code.  Notwithstanding the foregoing, no dividends or dividend equivalents shall be paid with respect to Options or Stock Appreciation Rights.

(f)            Rights of a Stockholder.  A Participant shall have no rights as a stockholder with respect to shares of Common Stock covered by an Award until the date the Participant or his nominee becomes the holder of record of such shares.  No adjustment shall be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 13(b).

(g)           Performance-Based Awards.  (i) The Committee may determine whether any Award under the Plan is intended to be “performance-based compensation” as that term is used in Section 162(m) of the Code.  Any such Awards designated to be “performance-based compensation” shall be conditioned on the achievement of one or more Performance Targets to the extent required by Section 162(m) of the Code and will be subject to all other conditions and requirements of Section 162(m).  The Performance Targets will be comprised of specified levels of one or more of the following performance criteria as the Committee deems appropriate:  net income; cash flow or cash flow on investment; pre-tax or post-tax profit levels or earnings; operating earnings; return on investment; net operating profit after tax; earned value added; earned value added expense reduction levels; free cash flow; free cash flow per share; earnings per share; net earnings per share; return on assets; return on net assets; return on equity; return on capital; return on sales; growth in managed assets; operating margin; sales growth; sales volume; economic profit; profit in excess of cost of capital; return on invested capital; net operating profit after tax;  total stockholder return or stock price appreciation; operating income; dividends; market share, market penetration or other performance measures with respect to specific designated products or product groups and/or specific geographic areas; reduction of losses, loss ratios or expense ratios; reduction in fixed costs; operating cost management; cost of capital; debt reduction; productivity improvements; inventory turnover measurements; or customer satisfaction based on specified objective goals or a Company-sponsored customer survey; EBITDA; adjusted EBITDA; EBITA; adjusted EBITA; revenue; revenue before deferral; net revenues; operating revenues; share price, in each case determined in accordance with generally accepted accounting principles (subject to modifications approved by the Committee).  Each Performance Target shall be consistently applied on a business unit, divisional, subsidiary or consolidated basis or any combination thereof.  The Performance Targets may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a Subsidiary, division, department, region, function or business unit and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable Subsidiary, division, department, region, function or business unit) or measured relative to selected peer companies or a market index.

(ii)           The Participants will be designated, and the applicable Performance Targets will be established, by the Committee within ninety (90) days following the commencement of the applicable Performance Period (or such earlier or later date permitted or required by Section 162(m) of the Code).  Each Participant will be assigned a Target Number payable if Performance Targets are achieved.  Any payment of an Award granted with Performance Targets shall be conditioned on the written certification of the Committee in each case that the Performance Targets and any other material conditions were satisfied.  The Committee may determine, at the time of Award grant, that if performance exceeds the specified Performance Targets, the Award may be settled with payment greater than the Target Number, but in no event may such payment exceed the limits set forth in Section 5(c).  The Committee retains the right to reduce any Award notwithstanding the attainment of the Performance Targets.  In the event that all members of the Committee are not “outside directors” as that term is defined in Section 162(m) of the Code, the grant and terms of Awards intended to qualify as “performance-based compensation” shall be made by a subcommittee of the Committee consisting of two or more “outside directors” for purposes of Section 162(m) of the Code.

(iii)           The Committee may also grant Awards not intended to qualify as “performance-based compensation” under Section 162(m) of the Code.  With respect to such awards, the Committee may establish Performance Targets based on other criteria as it deems appropriate.

7.	Terms and Conditions of Options

(a)           General.  The Committee, in its discretion, may grant Options to eligible Participants and shall determine whether such Options shall be Incentive Stock Options or Nonqualified Stock Options.  Each Option shall be evidenced by an Award Document that shall expressly identify the Option as an Incentive Stock Option or Nonqualified Stock Option, and be in such form and contain such provisions as the Committee shall from time to time deem appropriate.

(b)           Exercise Price.  The exercise price of an Option shall be fixed by the Committee at the time of grant or shall be determined by a method specified by the Committee at the time of grant, but in no event shall the exercise price of an Option be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant.  Payment of the exercise price of an Option shall be made in any form approved by the Committee at the time of grant.

(c)           Term.  An Option shall be effective for such term as shall be determined by the Committee and as set forth in the Award Document relating to such Option, and the Committee may extend the term of an Option after the time of grant; provided, however, that the term of an Option may in no event extend beyond the tenth anniversary of the date of grant of such Option.

(d)           Incentive Stock Options.  The exercise price per share of an Incentive Stock Option may not be less than 100% of the Fair Market Value per share of Common Stock on the date of grant (or, if the exercise price is not fixed on the date of grant, on such date as the exercise price is fixed).  No Incentive Stock Option may be issued pursuant to the Plan to any individual who, at the time the Incentive Stock Option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, unless (i) the exercise price determined as of the date of grant is at least 110% of the Fair Market Value on the date of grant of the shares of Common Stock subject to such Incentive Stock Option and (ii) the Incentive Stock Option is not exercisable more than five years from the date of grant thereof.  No Participant shall be granted any Incentive Stock Option which would result in such Participant receiving a grant of Incentive Stock Options that would have an aggregate Fair Market Value in excess of $100,000, determined as of the time of grant, that would be exercisable for the first time by such Participant during any calendar year.  The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder.

8.	Terms and Conditions of Restricted Shares and Restricted Share Units

(a)           Restricted Shares .  The Committee is authorized to grant or sell Restricted Shares to Eligible Individuals.  An Award of Restricted Shares shall consist of one or more Restricted Shares granted or sold to an Eligible Individual, and shall be subject to the terms, conditions and restrictions set forth in the Plan and Applicable Award Document.  Restricted Shares may, among other things, be subject to restrictions on transferability, vesting requirements or other specified circumstances under which it may be canceled.

 (b)           Restricted Share Units.  The Committee is authorized to grant Restricted Share Units to Eligible Individuals.  A Restricted Share Unit shall entitle a Participant to receive, subject to the terms, conditions and restrictions set forth in the Plan and applicable Award Document, one or more shares of Common Stock in consideration of the Participant’s employment with the Company or any of its Subsidiaries.  If and when the forfeiture provisions lapse, the Restricted Share Units shall become shares of Common Stock owned by the corresponding Participant or, at the sole discretion of the Committee, cash, or a combination of cash and shares of Common Stock, with a value equal to the Fair Market Value of the shares at the time of payment.

9.	Terms and Conditions of Performance Share Units

The Committee is authorized to grant Performance Share Units to Eligible Individuals.  A Performance Share Unit shall entitle a Participant to receive, subject to the terms, conditions and restrictions set forth in the Plan and applicable Award Document, a Target Number of shares of Common Stock based upon the achievement of Performance Targets over the applicable Performance Period.  At the sole discretion of the Committee, Performance Share Units shall be settled through the delivery of shares of Common Stock or cash, or a combination of cash and shares of Common Stock, with a value equal to the Fair Market Value of the shares of Common Stock as of the last day of the applicable Performance Period.

10.	Stock Appreciation Rights

(a)           General.  The Committee is authorized to grant Stock Appreciation Rights to Eligible Individuals.  A Stock Appreciation Right shall entitle a Participant to receive, upon satisfaction of the conditions to payment specified in the applicable Award Document, an amount equal to the excess, if any, of the Fair Market Value on the exercise date of the number of shares of Common Stock for which the Stock Appreciation Right is exercised, over the exercise price for such Stock Appreciation Right specified in the applicable Award Document.  The exercise price per share of Common Stock covered by a Stock Appreciation Right shall be fixed by the Committee at the time of grant or shall be determined by a method specified by the Committee at the time of grant, but in no event shall the exercise price of a Stock Appreciation Right be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant.  At the sole discretion of the Committee, payments to a Participant upon exercise of a Stock Appreciation Right may be made in cash or shares of Common Stock, or in a combination of cash and shares of Common Stock, having an aggregate Fair Market Value as of the date of exercise equal to such cash amount.  A Stock Appreciation Right shall be effective for such term as shall be determined by the Committee and as set forth in the Award Document relating to such Stock Appreciation Right, and the Committee may extend the term of a Stock Appreciation Right after the time of grant; provided, however, that the term of a Stock Appreciation Right may in no event extend beyond the tenth anniversary of the date of grant of such Stock Appreciation Right.

(b)           Methods of Exercise.  In accordance with the rules and procedures established by the Committee for this purpose, and subject to the provisions of the applicable Award Document, the Committee shall determine the permissible methods of exercise for a Stock Appreciation Right.

(c)           Stock Appreciation Rights in Tandem with Options.  A Stock Appreciation Right granted in tandem with an Option may be granted either at the same time as such Option or subsequent thereto.  If granted in tandem with an Option, a Stock Appreciation Right shall cover the same number of shares of Common Stock as covered by the Option (or such lesser number of shares as the Committee may determine) and shall be exercisable only at such time or times and to the extent the related Option shall be exercisable, and shall have the same term and exercise price as the related Option (which, in the case of a Stock Appreciation Right granted after the grant of the related Option, may be less than the Fair Market Value per share on the date of grant of the tandem Stock Appreciation Right).  Upon exercise of a Stock Appreciation Right granted in tandem with an Option, the related Option shall be canceled automatically to the extent of the number of shares covered by such exercise; conversely, if the related Option is exercised as to some or all of the shares covered by the tandem grant, the tandem Stock Appreciation Right shall be canceled automatically to the extent of the number of shares covered by the Option exercise.

11.	Other Awards

The Committee shall have the authority to specify the terms and provisions of other forms of equity-based or equity-related Awards not described above that the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, which Awards may provide for cash payments based in whole or in part on the value or future value of shares of Common Stock, for the acquisition or future acquisition of shares of Common Stock, or any combination thereof.

12.	Certain Restrictions

(a)           Transfers.  No Award shall be transferable other than by the laws of descent and distribution or pursuant to a domestic relations order, as the case may be; provided, however, that the Committee may, subject to such terms and conditions as it shall specify, permit the transfer of the Award, including, without limitation, for no consideration to a Permitted Transferee.  Any Award transferred to a Permitted Transferee may not be further transferable without the Committee’s approval and any Award transferred to a Permitted Transferee shall be further transferable only by last will and testament or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Participant.

(b)           Award Exercisable Only by Participant.  During the lifetime of a Participant, an Award shall be exercisable only by the Participant.  The grant of an Award shall impose no obligation on a Participant to exercise or settle the Award.

13.	Recapitalization or Reorganization

(a)           Authority of the Company and Stockholders.  The existence of the Plan, the Award Documents and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the shares of Common Stock or the rights thereof or which are convertible into or exchangeable for shares of Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b)           Change in Capitalization.  Notwithstanding any provision of the Plan or any Award Document, the number and kind of shares authorized for issuance under Section 5 of the Plan, including the maximum number of shares available under the special limits provided for in Section 5(c), shall be equitably adjusted in the manner deemed necessary by the Committee in the event of a stock split, reverse stock spit, stock dividend, recapitalization, reorganization, partial or complete liquidation, reclassification, merger, consolidation, separation, extraordinary cash dividend, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase shares at a price substantially below Fair Market Value, or any other corporate event or distribution of stock or property of the Company affecting the shares of Common Stock in order to preserve, but not increase, the benefits or potential benefits intended to be made available under the Plan.  In addition, upon the occurrence of any of the foregoing events, the number and kind of shares subject to any outstanding Award and the exercise price per Share (or the grant price per Share, as the case may be), if any, under any outstanding Award shall be equitably adjusted in the manner deemed necessary by the Committee (including by payment of cash to a Participant) in order to preserve the benefits or potential benefits intended to be made available to

Participants.  Unless otherwise determined by the Committee, such adjusted Awards shall be subject to the same restrictions and vesting or settlement schedule to which the underlying Award is subject.

(c)           Repricing of Options and Stock Appreciation Rights.  Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares), the terms of outstanding Awards may not be amended, without stockholder approval, to reduce the exercise price of outstanding Options or Stock Appreciation Rights, or to cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards, or Options or Stock Appreciation Rights with an exercise price that is less than the exercise price of the original Options or Stock Appreciation Rights.

14.	Term of the Plan

Unless earlier terminated pursuant to Section 16, the Plan shall terminate on the 10th anniversary of the Effective Date, except with respect to Awards then outstanding.  No Awards may be granted under the Plan after the 10th anniversary of the Effective Date.

15.	Effective Date

The Plan shall become effective on the Effective Date; provided, however, that, if the Plan is not approved by the stockholders upon submission to them for approval, the Plan shall be void ab initio and of no further force and effect.

16.	Amendment and Termination

Notwithstanding anything herein to the contrary, the Board may, at any time, terminate or, from time to time, amend, modify or suspend the Plan; provided, however, that no termination, amendment, modification or suspension of the Plan shall materially and adversely alter or impair the rights of a Participant in any Award previously made under the Plan without the consent of the holder thereof and no amendment which increases the Plan Limit shall be effective without stockholder approval (other than in connection with a transaction or event described in Section 13(b) of the Plan).  Notwithstanding the foregoing, the Board shall have broad authority to amend the Plan or any Award under the Plan without the consent of a Participant to the extent it deems necessary or desirable to (a) comply with, or take into account changes in or interpretation of applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules and regulations or (b) to take into account unusual or nonrecurring events or market conditions (including, without limitation, the events described in Section 13(b)), or (c) to take into account significant acquisitions or dispositions of assets or other property by the Company.

17.	Miscellaneous

(a)           Tax Withholding.  The Company or a Subsidiary, as appropriate, may require any individual entitled to receive a payment in respect of an Award to remit to the Company, prior to such payment, an amount sufficient to satisfy any applicable tax withholding requirements.  In the case of an Award payable in shares of Common Stock, the Company or a Subsidiary, as appropriate, may permit or require such individual to satisfy, in whole or in part, such obligation to remit taxes by directing the Company to withhold shares that would otherwise be received by such individual or to repurchase shares that were issued to such individual to satisfy the minimum statutory withholding rates for any applicable tax withholding purposes, in accordance with all applicable laws and pursuant to such rules as the Committee may establish from time to time.  The Company or a Subsidiary, as appropriate, shall also have the right to deduct from all cash payments made to a Participant (whether or not such payment is made in connection with an Award) any applicable taxes required to be withheld with respect to such payments.

(b)           No Right to Awards or Employment.  No person shall have any claim or right to receive Awards under the Plan.  Neither the Plan, the grant of Awards under the Plan, nor any action taken or omitted to be taken under the Plan shall be deemed to create or confer on any Eligible Individual any right to be retained in the employ of the Company or any Subsidiary or other affiliate thereof, or to interfere with or to limit in any way the right of the Company or any Subsidiary or other affiliate thereof to terminate the employment of such Eligible Individual at any time.  No Award shall constitute salary, recurrent compensation or contractual compensation for the year of grant, any later year or any other period of time.  Payments received by a Participant under any Award made pursuant to the Plan shall not be included in, nor have any effect on, the determination of employment-related rights or benefits under any other employee benefit plan or similar arrangement provided by the Company and the Subsidiaries, unless otherwise specifically provided for under the terms of such plan or arrangement or by the Committee.

(c)            Section 16(b) of the Exchange Act.  The Plan is intended to comply in all respects with Section 16(b) of the Exchange Act.

(d)           Section 162(m) of the Code.  The Plan is intended to comply in all respects with Section 162(m) of the Code; provided, however, that in the event the Committee determines that compliance with Section 162(m) of the Code is not desired with respect to a particular Award, compliance with Section 162(m) of the Code will not be required.  In addition, if any provision of this Plan would cause Awards that are intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code to fail to so qualify, that provision shall be severed from, and shall be deemed not to be a part of, the Plan, but the other provisions hereof shall remain in full force and effect.

(e)            Securities Law Restrictions.  An Award may not be exercised or settled, and no shares may be issued in connection with an Award, unless the issuance of such shares (i) has been registered under the Securities Act of 1933, as amended, (ii) has qualified under applicable state “blue sky” laws (or the Company has determined that an exemption from registration and from qualification under such state “blue sky” laws is available) and (iii) complies with all applicable foreign securities laws.  The Committee may require each Participant purchasing or acquiring shares of Common Stock pursuant to an Award under the Plan to represent to and agree with the Company in writing that such Participant is acquiring the shares of Common Stock for investment purposes and not with a view to the distribution thereof.  All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange upon which the shares of Common Stock are then listed, and any applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(f)            Award Document.  In the event of any conflict or inconsistency between the Plan and any Award Document, the Plan shall govern and the Award Document shall be interpreted to minimize or eliminate any such conflict or inconsistency.

(g)           Headings.  The headings of sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

(h)           Section 409A of the Code.  Notwithstanding any contrary provision in the Plan or an Award Document, if any provision of the Plan or an Award Document contravenes any regulations or guidance promulgated under Section 409A of the Code or would cause an Award to be subject to additional taxes, accelerated taxation, interest and/or penalties under Section 409A of the Code, such provision of the Plan or Award Document may be modified by the Committee without consent of the Participant in any manner the Committee deems reasonable or necessary.  In making such modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A of the Code.  Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A of the Code to the extent such discretionary authority would contravene Section 409A of the Code or the guidance promulgated thereunder.

(i)            Satisfaction of Obligations.  Subject to applicable law, the Company may apply any cash, Shares, securities or other consideration received upon exercise or settlement of an Award to any obligations a Participant owes to the Company and the Subsidiaries in connection with the Plan or otherwise, including, without limitation, any tax obligations or obligations under a currency facility established in connection with the Plan.

(j)            No Limitation on Corporate Actions.  Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action, whether or not such action would have an adverse effect on any Awards made under the Plan.  No Participant, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

(k)           Successors.  All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(l)            Severability.  If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(m)          Expenses.  The cost and expenses of administering the Plan shall be borne by the Company.

(n)           Application of Funds.  The proceeds received by the Company from the sale of shares of Common Stock pursuant to Awards shall be used for general corporate purposes.

(o)           Governing Law.  The Plan and all agreements entered into under the Plan shall be construed in accordance with and governed by the laws of the State of New York.

(p)           Unfunded Plan.  The Plan is intended to constitute an unfunded plan for incentive compensation.  Prior to the issuance of shares in connection with an Award, nothing contained herein shall give any Participant any rights that are greater than those of a general unsecured creditor of the Company.  In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver shares with respect to awards hereunder.